AMENDMENT #1 TO THE
LANCE N. KRAJACIC, JR.
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT (this “Amendment”), is made and entered into as of December 29, 2008 by and between BANK OF BIRMINGHAM., a Michigan state bank (the “Bank”) and LANCE N. KRAJACIC, JR., (the “Executive”).
          WHEREAS, the Executive serves as Executive Vice President and Chief Lending Officer of the Bank, a subsidiary of Birmingham Bloomfield Bancshares, Inc., (the “Company”); and
          WHEREAS, the Bank and the Executive have previously entered into an Executive Employment Agreement dated June 28, 2007 (the “Agreement”) and wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code; and
          WHEREAS, except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
          NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive agree to amend the Agreement as follows:
1.	The following sentence is added to the end of Paragraph 4 of the Agreement:

Reimbursement under this Paragraph 4 shall be made in accordance with the Bank’s expense reimbursement policies, but in no event later than the last day of the calendar year following the calendar year in which the expenses are incurred. Reimbursement under this Paragraph 4 shall not affect the expenses eligible for reimbursement in any other calendar year and cannot be liquidated or exchanged for any other benefit.

2.	The second paragraph of Paragraph 31 is amended as follows:
     In the event that Executive is terminated by the Bank within sixty (60) days following such Change of Control for any reason other than for Good Cause, Executive shall be entitled to receive as severance the lump sum amount determined pursuant to Paragraph 32 upon written notice to the Bank, in which case the severance provisions of Paragraph 34 shall not apply.
3.	Paragraph 32 is amended as follows:
     32. In the event that termination of this Agreement is based upon the Change in Control, the Bank shall pay to the Executive a cash lump sum payment equal to 199% of his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”) within thirty (30) days of such notice.

4.	The a third paragraph of Paragraph 32 is amended as follows:
     For purposes of determining the Gross Up, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the payment is to be made based upon the Executive’s domicile on the date of the event that triggers the Excise Tax. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by the Bank, subject to the reasonable approval of the Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with additional Gross Up determined based on the principals outlined in the previous Paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest. The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than March 15 of the year following the event that triggers the Excise Tax. Such compensation shall be payable in equal disbursements in accordance with the Bank’s ordinary payroll policies and procedures. The Executive will also continue to receive his automobile allowance provided by the Bank for a period of twelve (12) months following the date of termination.
5.	A new subsection (g) is added to Paragraph 33 as follows:
     (g) Notwithstanding the definition of Change of Control set forth above, a Change of Control shall not have occurred unless the event constitutes a “change in control event” as such term is defined by Section 409A of the Internal Revenue Code of 1986 ( “Section 409A”) and the regulations promulgated thereunder.
6.	The following is added to the end Paragraph 34 of the Agreement:

In no event shall payments be made under this Paragraph 34, unless the Executive has incurred a Separation from Service as defined Section 409A and the Final Regulations promulgated thereunder. In addition, notwithstanding anything contained herein to the contrary, if at the time of a termination of this Agreement, (i) Executive is a “specified employee” as defined in Section 409A, and the regulations and guidance thereunder in effect at the time of such termination, and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed until the earlier of six (6) months following the date of termination or Executive’s death. Any such payment or series of payments to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Section 409A of the Code, only payments scheduled to be paid during the first 6 months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

7.	A new Paragraph 54 is added to the Agreement as follows:
     54. This Agreement shall at all times be administered, and the provisions of this Agreement shall be interpreted, consistent with the requirements of Section 409A and the final regulations thereunder.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BANK OF BIRMINGHAM		LANCE N. KRAJACIC, JR.

By:	/s/ Robert E. Farr	/s/ Lance N. Krajacic, Jr.
Robert E. Farr, President & CEO

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